CUSIP No. 450732-10-2                 13G                         Page 13 of 13


Exhibit 2

REPORTING PERSON RELATIONSHIPS

         On December 31, 1999 Charles River Partnership VIII (CRP VIII) was the registered owner of 3,742,493 shares of iBasis, Inc. common stock. Its "sister" venture capital fund, Charles River VIII-A LLC (CRP VIII-A) was the registered holder of 69,007 shares of iBasis, Inc. common stock. The general partner of CRP VIII is Charles River VIII GP Limited Partnership. The individual general partners Charles River VIII GP Limited Partnership are Richard M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith. The sole manager of CRP VIII-A is Charles River VII Friends, Inc. The owners and officers of Charles River VII Friends, Inc. are Richard M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith. Messrs. Burnes, Zak, and Dintersmith, along with Charles River VIII GP Limited Partnership and Charles River VII Friends, Inc. disclaim beneficial ownership of the shares for which it / he does not have a pecuniary interest.